As filed with the U.S. Securities and Exchange Commission on May 26, 2026.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Firefly Aerospace Inc.

(Exact name of registrant as specified in its charter)

Delaware	3761	81-5194980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2203 Scottsdale Drive

Leander, TX 78641

512-893-5570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Kim

Chief Executive Officer

2203 Scottsdale Drive

Leander, TX 78641

512-893-5570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Kevin M. Frank Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000	David Wheeler, General Counsel Emily A. Coskey, Associate General Counsel 2203 Scottsdale Drive Leander, TX 78641 512-893-5570	Michael Kaplan Stephen Byeff Steven Glendon Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 26, 2026

12,000,000 Shares

Common Stock

We are offering 4,000,000 shares and the selling securityholders named in this prospectus (the “Selling Securityholders”) are offering 8,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of Firefly Aerospace Inc. (“Firefly Aerospace”).

We intend to use net proceeds received by us from this offering for general corporate and working capital purposes. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain other expenses incurred by the Selling Securityholders in connection with the registration of the Common Stock.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “FLY.” On May 22, 2026, the closing price of our Common Stock was $49.50 per share.

Pursuant to the Director Nomination Agreement, AE Industrial Partners, as representative of the Investor Group (as defined below), and as a result of the receipt of certain voting proxies, controls a majority of the voting power of our outstanding Common Stock with respect to the election of our directors, and as a result we are a controlled company within the meaning of corporate governance standards. See “Risk Factors.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and have elected to comply with certain reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus and the risk factors in the documents incorporated by reference in this prospectus to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the Selling Securityholders	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The Selling Securityholders have granted the underwriters an option for a period of 30 days after this prospectus to purchase up to an additional 1,800,000 shares of Common Stock at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Common Stock to purchasers on    , 2026.

Goldman Sachs & Co. LLC	J.P. Morgan	Jefferies	Wells Fargo Securities

Prospectus dated    , 2026.

We, the Selling Securityholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the Selling Securityholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We and the Selling Securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

For investors outside the United States: neither we, the Selling Securityholders nor any of the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our Common Stock and the distribution of this prospectus outside the United States.

TRADEMARKS AND TRADE NAMES

“Firefly Aerospace,” “Firefly,” “Blue Ghost,” “Elytra,” and other trademarks or service marks of Firefly Aerospace and its direct and indirect subsidiaries appearing in this prospectus are the property of Firefly Aerospace. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus generally appear without the ® or ™ symbols. Other trademarks, trade names, service marks or copyrights of any other company appearing in this prospectus are, to our knowledge, the property of their respective owners.

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PROSPECTUS SUMMARY

The following summary contains selected information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus and the documents incorporated by reference in their entirety, including matters set forth under the heading “Risk Factors” in this prospectus, and additional information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report on Form 10-K”) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (our “Quarterly Report on Form 10-Q”), each of which is incorporated by reference herein including under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and the related notes included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this prospectus to “Firefly Aerospace,” “Firefly,” the “Company,” “we,” “us,” “our,” or similar terms refer to Firefly Aerospace Inc. and its consolidated subsidiaries.

Overview

Firefly is a market-leading space and defense technology company providing comprehensive mission solutions to national security, government, and commercial customers with an established track record of success. Our mission is to reliably and repeatedly launch, land, and operate space systems from Earth to the Moon and beyond. Backed by our world-class team and proven technology, we have designed, developed, and deployed our class-leading launch vehicles and dynamic spacecraft solutions to support critical customer missions across the space domain. As a leader of responsive mission solutions and the only commercial company to achieve a fully successful Moon landing, we are a partner of choice for national security, government, and commercial customers for their critical space missions. As a U.S.-based company, our purpose-built family of products aligns with the ongoing paradigm shift in government missions and procurement processes, where speed, dependability, efficiency, and economics drive customer decision-making. On August 8, 2025, we completed an initial public offering (“IPO”) of shares of our Common Stock.

We have differentiated and scalable platforms of Launch and Spacecraft Solutions with flight heritage. Within Launch, we have two offerings built on common technologies: Alpha and Eclipse. Our operational launch vehicle, Alpha, is the first and only U.S.-based orbital rocket in the 1,000 kilograms class to successfully reach orbit. Alpha’s successful launches include responsive space missions, which are a significant differentiator for Firefly and a critical national defense solution that Firefly intends to expand to hypersonic test capabilities. Our second offering, Eclipse, a reusable and scaled up version of Alpha, is in final development in partnership with Northrop Grumman and is expected to deliver 16,000-kilogram payloads to Low Earth Orbit and can access Medium Earth Orbit, Geostationary Orbit, Highly Elliptical Orbit and Trans-lunar Injection.

On October 31, 2025, we closed the acquisition of SciTec, Inc. (“SciTec”), which bolsters Spacecraft Solutions hardware with artificial intelligence-enabled defense software proven in operations for missile defense warning and defense, intelligence, surveillance and reconnaissance, space domain awareness, remote sensing and analysis, and autonomous command and control. SciTec’s big data processing for national security and commercial customers includes cloud-based, on-premise, and edge processing of high-volume data at rate from satellites across all orbits to enable rapid decision making for warfighters, supports defense applications, and unlocks new service categories for commercial and government deep space missions. More broadly, SciTec’s support of national security programs advances U.S. and allied defense capabilities, including Golden Dome, with a full suite of hardware and software for space-based interceptor missions, hypersonic test missions, and space domain awareness missions.

Recent Developments

On May 26, 2026, we announced a $75 million award from NASA’s Jet Propulsion Laboratory to deliver four drones to the Moon’s south pole in support of NASA’s MoonFall mission, which is targeted to launch no earlier than 2028. MoonFall is part of the first phase of NASA’s Moon Base, a long-term lunar exploration and infrastructure initiative designed to enable sustained human presence and expanded scientific and commercial activity at the lunar south pole. The MoonFall subcontract builds on our growing portfolio of spacecraft missions, including three additional missions to the Moon through NASA’s Commercial Lunar Payload Services initiative.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those described more fully in this prospectus. The following is a summary of principal risks and uncertainties that could materially adversely affect our business, financial condition, results of operations, and future growth prospects. This summary should be read in conjunction with the “Risk Factors” section in our Annual Report on Form 10-K and in this prospectus and should not be relied upon as an exhaustive summary of the material risks and uncertainties facing our business.

•	Our failure to manage our growth effectively and our ability to achieve and maintain profitability.

•	The potential for delayed or failed launches, and any failure of our launch vehicles and spacecraft to operate as intended, resulting in regulatory holds or suspensions following launch anomalies.

•	Our inability to manufacture our launch vehicles, landers, or orbital vehicles at a quantity and quality that our customers demand.

•	The hazards and operational risks that our products and service offerings are exposed to a wide and unique range of risks due to the unpredictability of space.

•	The market for commercial launch services for small- and medium-sized payloads is still emerging and shifting, and the market may not achieve the growth potential we expect.

•

Disruptions in U.S. government operations and funding and budgetary priorities for the U.S. government could have a material adverse effect on our revenues, earnings and cash flows, and disruptions in government operations may negatively impact regulatory approvals.

•	Our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors.

•	Concentration of our customers and backlog customers.

•	We may not be successful in developing new technology.

•	Uncertain global macroeconomic and political conditions, including the implementation of tariffs and the Iran conflict.

•	A failure of our information technology systems, physical or electronic security protections.

•	We are dependent on our current CEO and other members of management, as well as our highly trained employees.

•	We face significant competition.

•	Any inability to operate Alpha at our anticipated launch rate or finalize the development and delivery of Eclipse.

•	Our failure to realize the expected benefits of the SciTec acquisition and integrate any future acquisitions.

•	The scarcity or unavailability of critical components or raw materials used to manufacture our products or used in our development.

•	Our operating results may fluctuate significantly.

•	Adverse publicity stemming from any incident involving us, our competitors or our customers.

•	The failure to adequately protect our proprietary intellectual property rights.

•	Shortfalls in available external research and development funding.

•	The ability to comply with any of our contracts or meet eligibility requirements to obtain certain government contracts.

•	Our failure to establish and maintain important relationships with government agencies and prime contractors.

•	We have classified contracts with the U.S. government, which may limit investor insight into portions of our business.

•	Our operations depend on our manufacturing facilities, which are subject to physical and other risks.

•	Our business is subject to a wide variety of extensive and evolving government laws and regulations, and contracting in the defense industry is subject to significant regulation.

•	We are subject to complex tax laws.

•	We have substantial indebtedness, and we may not be able to generate sufficient cash to service all of such indebtedness.

•

The market price of our Common Stock may be volatile or may decline steeply or suddenly regardless of our operating performance. You may not be able to resell your shares at or above the price you pay for them, and you may lose all or part of your investment.

•	Future sales of our Common Stock and other actions by existing stockholders could cause our stock price to decline.

•

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or our market, if they adversely change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations or any financial guidance we may provide, the trading price or trading volume of our Common Stock could decline.

•	Our management team will have broad discretion to use the net proceeds from this offering, and its investment of these proceeds may not yield a favorable return.

•	We do not anticipate paying cash dividends, and, accordingly, stockholders must rely on share appreciation for any return on their investment.

•	Future issuances of our Common Stock could result in significant dilution to our stockholders, dilute the voting power of our Common Stock and depress the market price of our Common Stock.

•	An active, liquid trading market for our Common Stock may not be sustained, which may limit your ability to sell your shares.

•	Our operating results and stock price may be volatile, and the market price of our Common Stock after this offering may drop below the price you pay.

•	Future offerings of equity securities by us may materially adversely affect the market price of our Common Stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we are deemed to be a large accelerated filer (which, in addition to certain other criteria, means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•

only being required to present two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and expect to elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are electing to take advantage of this extended transition period for complying with new or revised accounting standards provided for by the JOBS Act. We will therefore comply with new or revised accounting standards when they apply to private companies. As a result, our financial statements may not be comparable with companies that comply with public company effective dates for accounting standards.

Our Principal Stockholder

AE Industrial Partners made its initial investment in Firefly Aerospace in 2022 and is a 36.7% stakeholder in the Company as of April 30, 2026. AE Industrial Partners has the right to designate nominees to our board of directors pursuant to a director nomination agreement (the “Director Nomination Agreement”) that was entered into in connection with our IPO between us, AE Industrial Partners, and certain other stockholders, including certain entities controlled by Marc Weiser, a former member of our board of directors (together with AE Industrial Partners, the “Investor Group”). In addition, AE Industrial Partners received voting proxies with respect to all of the shares issued in our acquisition of SciTec, Inc. (“SciTec”), a New Jersey corporation. As a result, the Investor Group controls more than 50% of the total voting power of our Common Stock with respect to the election of our directors. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—AE Industrial Partners controls us, and its interests may conflict with ours or yours in the future.”

Accordingly, we are a “controlled company” as defined in the corporate governance rules of Nasdaq and are exempt from certain corporate governance requirements of such rules. As a result, AE Industrial Partners has significant power to control our affairs and policies and influence the outcome of matters that require stockholder approval, including with respect to the election of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. For a description of certain potential conflicts between our principal stockholder and our other stockholders, see “Risk Factors—Risks Related to Our Organizational Structure—We are a “controlled company” within the meaning of the rules of Nasdaq and rely on exemptions from certain corporate governance requirements.” For a description of AE Industrial Partners’ ownership interests in us and its rights with respect to such ownership interests, see “Principal and Selling Securityholders” herein, “Related Person Transactions—Director Nomination Agreement and Voting Proxies” in our Annual Report on Form 10-K and Exhibit 4.1 to our Annual Report on Form 10-K incorporated by reference herein.

AE Industrial Partners is a leading global alternative investment manager headquartered in Boca Raton, Florida. As of December 31, 2025, AE Industrial Partners’ global platform had approximately $9.2 billion of assets under management with approximately 8,000 employees working at its portfolio companies operating across North America, Europe, Asia Pacific and the Middle East.

Corporate Information

Firefly Aerospace was formed on January 27, 2017, acquired the assets of Firefly Systems Inc. in a bankruptcy proceeding, and ultimately commenced operations on May 1, 2017. We are a Delaware corporation. Our principal executive offices are located at 2203 Scottsdale Drive, Leander, TX 78641, and our telephone number is 512-893-5570. Our website address is www.fireflyspace.com. Information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Offering

Common Stock offered by us	4,000,000 shares.

Common Stock offered by the Selling Securityholders	8,000,000 shares.

Option to purchase additional shares of Common Stock from the Selling Securityholders	1,800,000 shares.

Selling Securityholders	See “Principal and Selling Securityholders.”

Common Stock to be outstanding immediately after this offering	164,067,383 shares.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $190.1 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming a public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026.

We intend to use net proceeds received by us from this offering for general corporate purposes, including to continue to support growth of core business and recently awarded programs and initiatives.

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of shares by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm. See “Use of Proceeds.”

Dividend policy	We currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. See “Dividend Policy.”

Risk factors	Investing in our Common Stock involves a high degree of risk. You should carefully consider this prospectus, including the section entitled “Risk Factors” and our Annual Report on Form 10-K, which is incorporated herein by reference, together with all other information included and incorporated by reference in this prospectus, before investing in our Common Stock.

Controlled company	Pursuant to the Director Nomination Agreement, AE Industrial Partners, as representative of the Investor Group, and as a result of the receipt of certain voting proxies, controls a majority of the voting power of our outstanding Common Stock with respect to the election of our directors, and as a result we are a controlled company within the meaning of corporate governance standards. See “Risk Factors.”

Symbol for trading on Nasdaq	“FLY.”

The number of shares of Common Stock outstanding is based on 160,067,383 shares of Common Stock outstanding as of March 31, 2026, and the following events and assumptions:

•	excludes 19,632,277 shares of Common Stock reserved for future issuance under our omnibus equity incentive plan (the “2025 Plan”);

•	excludes 3,215,000 shares of Common Stock reserved under our Employee Stock Purchase Plan (the “ESPP”);

•

excludes 14,408,318 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.32 under the 2017 Stock Plan (the “2017 Plan”) as of March 31, 2026;

•	excludes 4,163,444 shares of Common Stock underlying outstanding Restricted Stock Units (“RSUs”) as of March 31, 2026 and 1,037,579 RSUs issued subsequent to March 31, 2026;

•	excludes 646,464 shares of Common Stock reserved for issuance upon exercise of warrants to purchase common stock at an exercise price of $21.1725 per share outstanding as of March 31, 2026; and

•	no exercise of the underwriters’ option to purchase additional shares of our Common Stock.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you decide to invest in our Common Stock, you should consider carefully the risks described below, as well as the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus, together with the other information contained in this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of our Common Stock may be volatile or may decline steeply or suddenly regardless of our operating performance. You may not be able to resell your shares at or above the price you pay for them, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenues or other operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors, and the financial community;

•

any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

•

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•

additional shares of Common Stock being sold into the market by us or our existing stockholders, or the anticipation of such sales, including if existing stockholders sell shares into the market when the applicable “lock-up” periods end;

•	announcements by us or our competitors of significant products or features, innovations, acquisitions, strategic partnerships, joint ventures, capital commitments, divestitures, or other dispositions;

•	loss of relationships with significant suppliers or other customers;

•	changes in operating performance and stock market valuations of companies in our industry, including our competitors;

•	difficulties in integrating any new acquisitions we may make;

•	loss of services from members of management or employees or difficulty in recruiting additional employees;

•	deterioration of economic conditions in the United States and reduction in demand for our products;

•	price and volume fluctuations in the overall stock market, including as a result of general economic trends;

•	lawsuits threatened or filed against us, or events that negatively impact our reputation; and

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect the stock prices of many companies. Often, their stock prices have fluctuated in ways unrelated or disproportionate to their operating performance. In the past, stockholders have filed securities class action litigation against companies following periods of market volatility. Such securities litigation, if instituted against us, could subject us to substantial costs, divert resources and the attention of management from our business and seriously harm our business.

Future sales of our Common Stock and other actions by existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, including sales by AE Industrial Partners, could depress the market price of our Common Stock. Furthermore, certain holders of our Common Stock or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”), including demand and “piggy-back” registration rights.

In connection with this offering, our directors, executive officers, and the Selling Securityholders have agreed, for the duration of the lock-up period not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock, except with the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters.

When the lock-up period in these agreements expires, the lock-up parties will be able to sell shares in the public market. In addition, two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters may, in their sole discretion, release all or some portion of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. Sales of a substantial number of such shares, or the perception that such sales may occur, upon the expiration or early release of the securities subject to the lock-up agreements could cause the price of our Common Stock to decline or make it more difficult for you to sell your Common Stock at a time and price that you deem appropriate.

We currently do not anticipate paying any cash dividends for the foreseeable future. In addition, the terms of our indebtedness limit our ability to pay dividends or make other distributions on, or to repurchase or redeem, shares of our capital stock. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our Common Stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our Common Stock that will prevail in the market after this offering will ever exceed the price you paid. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividends” in our Annual Report on Form 10-K.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or our market, if they adversely change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations or any financial guidance we may provide, the trading price or trading volume of our Common Stock could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide a more favorable recommendation regarding our competitors, or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If one or more analysts who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Common Stock to decline.

In addition, if we do not meet any financial guidance that we may provide to the public or if we do not meet expectations of securities analysts or investors, the trading price of our Common Stock could decline significantly.

Our operating results may fluctuate significantly from period to period as a result of changes in a variety of factors affecting us or our industry, many of which are difficult to predict. As a result, we may experience challenges in forecasting our operating results for future periods.

Our management team will have broad discretion to use the net proceeds from this offering, and its investment of these proceeds may not yield a favorable return.

Our management team will have broad discretion in the application of the net proceeds from this offering and could spend or invest the proceeds in ways that may not yield a favorable return or enhance the value of our Common Stock. Accordingly, investors will need to rely on our management team’s judgment with respect to the use of these proceeds. We intend to use the proceeds from this offering in the manner described in the section titled “Use of Proceeds.” The failure by management to apply these funds effectively could negatively affect our ability to operate and grow our business. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, including any milestone payments received from any future strategic partnerships. Accordingly, we will have broad discretion in using these proceeds. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

We do not anticipate paying cash dividends, and, accordingly, stockholders must rely on share appreciation for any return on their investment.

We have never paid any dividends on our capital stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and do not anticipate that we will declare or pay any cash dividends on our capital stock in the foreseeable future. See the section titled “Dividend Policy.” As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our Common Stock.

Future issuances of our Common Stock could result in significant dilution to our stockholders, dilute the voting power of our Common Stock and depress the market price of our Common Stock.

Future issuances of our Common Stock could result in dilution to existing holders of our Common Stock. Such issuances, or the perception that such issuances may occur, could depress the market price of our Common Stock. We may issue additional equity securities from time to time, including equity securities that could have rights senior to those of our Common Stock. As a result, purchasers of shares of Common Stock in this offering bear the risk that future issuances of equity securities may reduce the value of their shares and dilute their ownership interests. Also, to the extent outstanding stock-based awards are issued or become vested, there will be further dilution to the holders of our Common Stock.

An active, liquid trading market for our Common Stock may not be sustained, which may limit your ability to sell your shares.

Our IPO occurred in August 2025. Therefore, there has only been a public market for our Common Stock for a short period of time. Although our Common Stock is listed on Nasdaq under the trading symbol “FLY,” there is a very limited trading history and an active trading market for our Common Stock may not be sustained. The public offering price in this offering will be determined by negotiations between us, the Selling Securityholders and the underwriters and may not be indicative of market prices of our Common Stock that prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our Common Stock. The market price of our Common Stock may decline below the public offering price, and you may not be able to sell your shares of our Common Stock at or above the price you pay in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing additional shares of our Common Stock or other equity or equity-linked securities and may impair our ability to acquire other companies or technologies by using any such securities as consideration.

Our operating results and stock price may be volatile, and the market price of our Common Stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future. General economic, market or political conditions could subject the market price of our Common Stock to wide price fluctuations regardless of our operating performance. The market price of our Common Stock has ranged from $73.80 to $16.00 from the date of our IPO to May 22, 2026. Our operating results and the trading price of our Common Stock may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our Common Stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations;

•	investors’ perception of us;

•	events beyond our control such as weather and war; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Future offerings of equity securities by us may materially adversely affect the market price of our Common Stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Common Stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. In addition, we may seek to expand operations in the future to other markets which we would expect to finance through a combination of additional issuances of equity, corporate indebtedness, and/or cash from operations.

Issuing additional shares of our Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our

Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. Thus, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their stockholdings in us. See Exhibit 4.1 to our Annual Report on Form 10-K incorporated by reference herein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Many statements included in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, statements about potential new products and product innovation, statements regarding the expected benefits of the acquisition of SciTec, and other statements regarding our future and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus are forward-looking statements.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	our failure to manage our growth effectively and our ability to achieve and maintain profitability;

•	the potential for delayed or failed launches, and any failure of our launch vehicles and spacecraft to operate as intended;

•	our inability to manufacture our launch vehicles, landers, or orbital vehicles at a quantity and quality that our customers demand;

•	the hazards and operational risks that our products and service offerings are exposed to, including the wide and unique range of risks due to the unpredictability of space;

•	the market for commercial launch services for small- and medium-sized payloads not achieving the growth potential we expect;

•

adverse impacts from future disruptions in U.S. government operations including as a result of delays or reduction in appropriations or regulatory approvals from our programs, or changes in U.S. government funding and budgetary priorities and spending levels;

•	our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors;

•	we may not be successful in developing new technology;

•	uncertain global macroeconomic and political conditions, including the implementation of tariffs and the Iran conflict;

•	the failure of our information technology systems, physical or electronic security protections;

•	the inability to operate Alpha at our anticipated launch rate (including due to potential regulatory delays) or finalize the development and delivery of Eclipse;

•	the scarcity or unavailability of critical components or raw materials used to manufacture our products or used in our development programs;

•	the fluctuation of our operating results;

•	adverse publicity stemming from any incident involving us, our competitors, or our customers;

•	the failure to adequately protect our proprietary intellectual property rights;

•	shortfalls in available external research and development funding;

•	our inability to comply with our contractual obligations;

•	our failure to establish and maintain important relationships with government agencies and prime contractors;

•	risks relating to the laws, security requirements, regulations and policies applicable to government contracting;

•	the inability to realize our backlog;

•	the dependence on our facilities;

•	evolving government laws and regulations;

•	potential benefits and synergies in connection with the SciTec acquisition;

•	the Company’s ability to implement and maintain effective internal control over financial reporting in the future;

•	our ability to generate sufficient cash to service our indebtedness; and

•

the other factors set forth under “Risk Factors” and elsewhere in this prospectus and “Risk Factors” and elsewhere in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described under “Risk Factors” and elsewhere in this prospectus and “Risk Factors” and elsewhere in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot be sure that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in, or implied by, the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe that information forms a reasonable basis for such statements, that information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not rely on our forward-looking statements in making your investment decision. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, market data and industry information used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We have also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we, the Selling Securityholders nor the underwriters can guarantee the accuracy or completeness of this information and neither we, the Selling Securityholders nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity, and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $190.1 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming a public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026.

We intend to use net proceeds received by us from this offering for general corporate purposes, including to continue to support growth of core business and recently awarded programs and initiatives.

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of shares by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of March 31, 2026, on an actual basis and on an as-adjusted basis to give effect to this offering (at an assumed public offering price of $49.50 per share, the last reported sale price of our Common Stock on Nasdaq on May 22, 2026) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We are providing the capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had this offering and the application of the use of proceeds therefrom been completed on the date assumed. The capitalization table below is not necessarily indicative of our future capitalization or financial condition. You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference herein and the section entitled “Use of Proceeds” included elsewhere in this prospectus.

	As of March 31, 2026
(in thousands, except per share amounts)	Actual	As Adjusted
Cash and cash equivalents and short-term investments	$551,626	$741,746

Debt:
Finance lease liability, including current portion	$2,798	$2,798
Notes payable, including current portion	26,800	26,800

Total debt	29,598	29,598
Stockholders’ equity:
Common Stock, $0.0001 par value, 1,000,000 shares authorized; 160,067 shares issued and outstanding, actual and 164,067 shares issued and outstanding as adjusted	17	17
Additional paid-in-capital, net	2,221,822	2,411,941
Accumulated deficit	(1,116,955)	(1,116,955)

Total stockholders’ equity	1,104,884	1,295,004

Total capitalization	$1,134,482	$1,324,602

A $1.00 increase or decrease in the assumed public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026, would increase or decrease, as applicable, each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $3.9 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, each 1,000,000 increase or decrease in the number of shares of Common Stock offered by us in this offering would increase or decrease, as applicable, each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $47.8 million, based on an assumed public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

In addition, unless otherwise expressly stated or the context otherwise requires, the information in this prospectus is based on 160,067,383 shares outstanding as of March 31, 2026 and the following events and assumptions:

•	excludes 19,632,277 shares of Common Stock reserved for future issuance under the 2025 Plan;

•	excludes 3,215,000 shares of Common Stock reserved under the ESPP;

•	excludes 14,408,318 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.32 under the 2017 Plan as of March 31, 2026;

•	excludes 4,163,444 shares of Common Stock underlying outstanding RSUs as of March 31, 2026 and 1,037,579 RSUs issued subsequent to March 31, 2026;

•	excludes 646,464 shares of Common Stock reserved for issuance upon exercise of warrants to purchase Common Stock at an exercise price of $21.1725 per share outstanding as of March 31, 2026; and

•	no exercise of the underwriters’ option to purchase additional shares of our Common Stock.

DILUTION

If you invest in our Common Stock, your ownership interest in us will be diluted to the extent of the difference between the public offering price in this offering per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock upon consummation of this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Common Stock in this offering and the pro forma net tangible book value per share of our Common Stock immediately after completion of this offering.

As of March 31, 2026, we had a historical net tangible book value of $491.2 million, or $3.07 per share of Common Stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our Common Stock.

After giving effect to the sale and issuance of 4,000,000 shares of Common Stock in this offering, at an assumed public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026, and the application of the net proceeds from this offering as set forth under “Use of Proceeds,” and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2026 would have been $681.4 million, or $4.15 per share of Common Stock. This represents an immediate dilution in pro forma net tangible book value of $45.35 per share to investors participating in this offering at the assumed public offering price. The following table illustrates this per share dilution:

Assumed public offering price per share of Common Stock		$49.50
Historical net tangible book value per share as of March 31, 2026	$3.07
Increase in net tangible book value per share attributable to this offering	$1.08

Pro forma net tangible book value per share after giving effect to this offering		4.15

Dilution per share to new investors purchasing shares in this offering		$45.35

A $1.00 increase (decrease) in the assumed public offering price of $49.50 per share, which is the last reported sale price of our Common Stock on Nasdaq on May 22, 2026, would increase (decrease) our pro forma net tangible book value per share after this offering by $1.19 per share and dilution per share to new investors purchasing Common Stock in this offering by $1.19 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us. Each 1,000,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value after this offering by $1.42 per share and decrease (increase) the dilution per share to new investors purchasing Common Stock in this offering by $1.42 per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses by us.

The discussion and table above are based on 160,067,383 shares of Common Stock outstanding as of March 31, 2026, and the following events and assumptions:

•	excludes 19,632,277 shares of Common Stock reserved for future issuance under our the 2025 Plan;

•	excludes 3,215,000 shares of Common Stock reserved under the ESPP;

•	excludes 14,408,318 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.32 under the 2017 Plan as of March 31, 2026;

•	excludes 4,163,444 shares of Common Stock underlying outstanding RSUs as of March 31, 2026 and 1,037,579 RSUs issued subsequent to March 31, 2026;

•	excludes 646,464 shares of Common Stock reserved for issuance upon exercise of warrants to purchase common stock at an exercise price of $21.1725 per share outstanding as of March 31, 2026; and

•	no exercise of the underwriters’ option to purchase additional shares of our Common Stock.

We expect to require additional capital to fund our current and future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock— Future issuances of our Common Stock could result in significant dilution to our stockholders, dilute the voting power of our Common Stock and depress the market price of our Common Stock.”

MARKET INFORMATION

On August 7, 2025, our Common Stock began trading on the Nasdaq under the symbol “FLY.” On May 22, 2026, the closing sale price of our Common Stock was $49.50 per share. As of May 26, 2026, there were approximately 458 registered holders of our Common Stock. This number does not include an indeterminate number of beneficial holders whose shares are held in “street name” through brokerage firms, clearing agencies, or other financial institutions.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of April 30, 2026 by the following individuals or groups:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock; and

•	each of the Selling Securityholders.

The percentage ownership information shown in the table prior to this offering is based upon 160,235,217 shares of Common Stock outstanding as of April 30, 2026.

The number of shares of Common Stock that are outstanding excludes:

•	19,644,816 shares of Common Stock reserved for future issuance under the 2025 Plan;

•	3,215,000 shares of Common Stock reserved under the ESPP;

•	14,212,815 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.32 under the 2017 Plan as of April 30, 2026;

•	4,194,753 shares of Common Stock underlying outstanding RSUs as of April 30, 2026; 993,731 RSUs issued subsequent to April 30, 2026; and

•	646,464 shares of Common Stock reserved for issuance upon exercise of warrants to purchase common stock at an exercise price of $21.1725 per share outstanding as of April 30, 2026.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before June 29, 2026, which is 60 days after April 30, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Firefly Aerospace, 2203 Scottsdale Drive, Leander, TX 78641.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Owned After this Offering
			No Exercise of Underwriters’ Option			Full Exercise of Underwriters’ Option
Name of Beneficial Owner	Common Stock Beneficially Owned	Percent	Shares Offered Hereby	Number of Shares Held	Percentage %	Shares Offered Hereby	Number of Shares Held	Percentage %
Selling Securityholders
Entities affiliated with AE Industrial Partners(1)(2)	58,805,752	36.7%	8,000,000	50,805,752	31.7%	9,800,000	49,005,752	30.6%
Directors and Named Executive Officers
Jason Kim(3)	2,872,207	1.8%	—	2,872,207	1.8%	—	2,872,207	1.8%
Darren Ma(4)	1,436,108	*	—	1,436,108	*	—	1,436,108	*
Ramon Sanchez	—	*	—	—	*	—	—	*
Ryan Boland(5)	2,870,155	1.8%	—	2,870,155	1.8%	—	2,870,155	1.8%
Pamela Braden	24,252	*	—	24,252	*	—	24,252	*
Christopher Emerson(6)	15,364	*	—	15,364	*	—	15,364	*
Kirk Konert	3,333	*	—	3,333	*	—	3,333	*
Jon Lusczakoski	2,222	*	—	2,222	*	—	2,222	*
Kevin McAllister	—	*	—	—	*	—	—	*
Thomas Zurbuchen(7)	6,946	*	—	6,946	*	—	6,946	*
Directors and executive officers as a group (12 persons)(8)	8,364,894	5.2%	—	8,364,894	5.2%	—	8,364,894	5.2%
5% or Greater Stockholders
Astera Institute(9)	13,081,389	8.2%	—	13,081,389	8.2%	—	13,081,389	8.2%
Thomas Markusic(10)	12,487,089	7.8%	—	12,487,089	7.8%	—	12,487,089	7.8%

* Represents beneficial ownership of less than 1%.

(1)

Glow NS Holdings, LLC is controlled by Glow NS Intermediate Holdings, LLC, its sole member. Glow NS Intermediate Holdings LLC is controlled by Glow Aggregator, LLC, its sole member. Glow Aggregator, LLC is controlled by AE Industrial Partners Fund II, L.P., its managing member. AE Industrial Partners Fund II, L.P. is controlled by AE Industrial Partners Fund II GP, LP (“AE Fund II GP”), its general partner. Glow Holdings Aggregator, LLC is controlled by AE Co-Investment Partners Fund III-F, LP, its managing member. AE Co-Investment Partners Fund III-F, LP is controlled by AE Industrial Partners Fund III GP, LP (“AE Fund III GP”), its general partner. AE Fund II GP and AE Fund III GP are each managed by each entity’s respective general partner, AeroEquity GP, LLC. AeroEquity GP, LLC is controlled by its managing members, Michael Greene and David Rowe. Messrs. Greene and Rowe make all voting and investment decisions with respect to the securities held by AE Industrial Partners. Each of the entities and individuals named above disclaims beneficial ownership of the securities held by AE Industrial Partners, except to the extent of its pecuniary interest therein. The business address of each of the foregoing entities and persons is 6700 Broken Sound Pkwy NW, Boca Raton, FL 33487.

(2)

Consists of (i) 38,215,447 shares of Common Stock held by Glow NS Holdings, LLC, (ii) 20,489,985 shares of Common Stock held by Glow Holdings Aggregator, LLC, and (iii) 100,320 shares of Common Stock issuable upon the exercise of warrants held by Glow Holdings Aggregator, LLC.

(3)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Kim.

(4)	Consists of (i) 1,424,784 shares of common stock issuable pursuant to options held directly by Mr. Ma and (ii) 11,324 shares of common stock held directly by Mr. Ma.

(5)	Includes shares of common stock held by entities over which shares Mr. Boland exercises voting and dispositive control.

(6)	Consists of shares of common stock issuable pursuant to options held directly by Mr. Emerson.

(7)	Consists of (i) 6,146 shares of common stock issuable pursuant to options held directly by Dr. Zurbuchen and (ii) 800 shares of common stock held directly by Dr. Zurbuchen.

(8)

Consists of shares of (i) 5,080,967 shares issuable pursuant to options held by the directors and executive officers as a group and (ii) 3,283,927 shares of common stock held by the directors and executive officers as a group.

(9)	Based on the Schedule 13G filed by Astera Institute and Jed McCaleb on November 10, 2025. The business address of each of the foregoing persons is 1351 Ocean Ave, Emeryville, CA 94608.

(10)	Consists of (i) 5,008,700 shares of common stock issuable pursuant to options held directly by Mr. Markusic and (ii) 7,478,389 shares of common stock held directly by Mr. Markusic.

Except as described in the information incorporated by reference into this prospectus, no affiliate of the Selling Securityholders has held any position or office with us or any of our affiliates, and the Selling Securityholders have had no other material relationship with us or any of our affiliates within the past three years other than as a result of the Selling Securityholders’ ownership of shares of equity securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Common Stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions and published rulings, and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders who purchase our Common Stock pursuant to this offering and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions (except to the extent specifically set forth below);

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities, commodities, or currencies;

•	persons that elect to use a mark-to-market method of accounting for their holdings in our Common Stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	pass-through entities other than partnerships (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons that own or have owned (actually or constructively) more than five percent of our capital stock (except to the extent specifically set forth below);

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken in account in an “applicable financial statement” (as defined in Section 451(b)(3) of the Code);

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2)) of the Code and entities, all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Common Stock through such partnerships. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are under the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes generally will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess amounts generally will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding, and Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), dividends paid to a Non-U.S. Holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes to the applicable withholding agent prior to the payment of the dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation or successor form) certifying qualification for the lower treaty rate. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to “United States persons” (as defined in the Code). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for the applicable taxable year (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the taxable disposition occurs, and such Non-U.S. Holder owned, actually and constructively, five percent or less of our Common Stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition or (2) the Non-U.S. Holder’s holding period. No assurance can be provided that our Common Stock will be regularly traded on an established securities market at all times for purposes of the rules described above. If we were to become a USRPHC and our Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our Common Stock and a 15% withholding tax would apply to the gross proceeds from such disposition. No assurance can be provided that our Common Stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different treatment.

Information Reporting and Backup Withholding

Payments of distributions on our Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable or successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers by a Non-U.S. Holder generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of distributions or of proceeds of the sale or other taxable disposition of our Common Stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distribution, sale, or taxable disposition. Proceeds of a sale or other taxable disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding information reporting and backup withholding.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA and other administrative guidance issued thereunder, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the discussion of certain proposed Treasury Regulations below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) if the foreign entity is not a “foreign financial entity,” the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise establishes that it qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the Code, applicable Treasury Regulations, and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. On December 13, 2018, the U.S. Department of the Treasury released proposed regulations (which may be relied upon by taxpayers until final regulations are issued), which eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our Common Stock. We will not pay additional amounts or “gross up” payments to Non-U.S. Holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, certain Non-U.S. Holders might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

UNDERWRITING

We and the Selling Securityholders are offering the shares of Common Stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Jefferies LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters. We and the Selling Securityholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the Selling Securityholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Jefferies LLC
Wells Fargo Securities, LLC

Total	12,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,800,000 shares of Common Stock from the Selling Securityholders at the public offering price per share, less the underwriting discounts and commissions per share, set forth on the cover page of this prospectus. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the Selling Securityholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,800,000 additional shares.

	Paid by the Company		Paid by the Selling Securityholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$

Total	$	$	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that, for a period of 90 days after the date of this prospectus (the “restricted period”) we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into, or publicly disclose the intention to enter into, any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters; provided, however, that the restrictions described above shall not apply to (A) the offer, issuance, sale and disposition of the shares in this offering; (B) the issuance of shares pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus; (C) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of the shares or securities convertible into or exercisable or exchangeable for the shares (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan described herein; (D) the issuance, offer or entry into an agreement providing for the issuance of up to 10% of the total number of shares outstanding immediately following the offering of the shares contemplated by this prospectus in acquisitions or other strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; (E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date the shares are delivered and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction contemplated by clause (D); or (F) the submission of a confidential registration statement in connection with the exercise of any registration rights described in this prospectus and any preparations related thereto, provided that such submission or preparations do not require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the Company or any third party during the restricted period (and no such filing, public announcement, or activity shall be voluntarily made or taken by the Company or any third party during the restricted period), and provided further that the Company shall notify the representatives prior to making any such submission; and provided, further, that in the case of clauses (B) and (C), we shall (a) cause each recipient of such securities that is a member of our board of directors or an executive officer to execute and deliver to the representatives, prior to or substantially concurrently with the issuance of such securities, a lock-up agreement (which, for the avoidance of doubt, shall not extend the restricted period beyond 90 days after the date of this prospectus) to the extent not already executed and delivered by such recipients as of the date hereof and (b) enter stop transfer instructions with our transfer agent and registrar on such securities with respect to all recipients of such securities, which we agree we will not waive or amend without prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters.

Our directors, executive officers, and the Selling Securityholders (such persons, the “lock-up parties”) have agreed that, for a period of 75 days after the date of this prospectus (the “lock-up period”), the lock-up parties may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters:

(i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares (such shares, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by a lock-up party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above.

Notwithstanding the foregoing, the lock-up parties may:

(a)	transfer the Lock-Up Securities

(i)	as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii)	upon death by will, testamentary document or intestate succession;

(iii)

if the lock-up party is a natural person, to any member of the lock-up party’s immediate family (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock- up party or, if the lock-up party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust;

(iv)

to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above;

(vi)

if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the lock-up party, or to any investment fund or other entity which fund or entity is controlled or managed by the lock-up party or affiliates of the lock-up party, or (B) as part of a distribution by the lock-up party to its stockholders, current or former partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(vii)	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other order of a court or regulatory authority;

(viii)	to us from an employee upon death, disability or termination of employment, in each case, of such employee;

(ix)

if the lock-up party is not an officer or director of the Company or a stockholder holding 10% or more of the Company’s Common Stock, in connection with a sale or transfer of the lock-up party’s shares of Common Stock acquired in open market transactions after the closing date of this offering;

(x)

to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the lock-up period, including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in the registration statement, the preliminary prospectus relating to the shares included in the registration statement immediately prior to the time the underwriting agreement is executed and the prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of the lock-up agreement;

(xi)

in “sell to cover” or similar open market transactions during the lock-up period to satisfy any exercise price or tax withholding obligations as a result of the exercise, vesting and/or settlement of equity awards (including options and restricted stock units) held by the lock-up party and issued pursuant to a plan or arrangement described in this prospectus, provided that, any such shares retained by the lock-up party after giving effect to this provision shall be subject to the terms of the lock-up agreement;

(xii)

in connection with the conversion, exchange or reclassification of any of our outstanding securities into shares, or any conversion, exchange or reclassification of the shares, provided that any such shares received upon such conversion, exchange or reclassification shall be subject to the terms of the lock-up agreement;

(xiii)	pursuant to a plan that complies with Rule 10b5-1 under the Exchange Act that has been entered into prior to the date of the lock-up agreement;

(xiv)	to the underwriters pursuant to the underwriting agreement; and

(xv)	with the prior written consent of at least two of the representatives (which must include Goldman Sachs & Co. LLC) on behalf of the underwriters,

provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (xii) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of the lock-up agreement, (C) in the case of clauses (a) (ii), (iii), (iv), (v) and (vi) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities shall be required or shall be voluntarily made in connection with such transfer or distribution, and (D) in the case of clauses (a)(i), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) above, no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clauses (a)(i) or (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the lock-up agreement;

(b)

enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the lock-up party’s Lock-Up Securities, if then permitted by us, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the lock-up period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the lock-up period, and if such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the lock-up period;

(c)

transfer the lock-up party’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board and made to all holders of our capital stock involving a change of control; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s Lock-Up Securities shall remain subject to the provisions of the lock-up agreement; and

(d)

to the extent the lock-up party has demand and/or piggyback registration rights under any registration rights agreement described in this prospectus, the lock-up party may notify the Company privately that the lock-up party is or will be exercising his, her or its demand and/or piggyback registration rights under any such registration rights agreement following the expiration of the lock-up period and undertake preparations related thereto; provided that the foregoing notification and/or preparations do not request, require or result in the public filing of a registration statement with the SEC or any other public announcement of such proposed registration by the undersigned, the Company or any third party during the lock-up period (and no such filing, public announcement or activity shall be voluntarily made or taken by the undersigned, the Company or any third party during the lock-up period); provided further that the Company shall notify the representatives upon receipt of such notice.

Our Common Stock is listed on Nasdaq under the symbol “FLY.”

In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

The Company and the Selling Securityholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million. The Company will pay all such expenses. The Company also agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority (“FINRA”)-related expenses incurred by them in connection with the offering in an amount up to $30 thousand. The underwriters have agreed to reimburse certain of the Company’s expenses in connection with the offering.

The Company and the Selling Securityholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. In particular, an affiliate of Goldman Sachs & Co. LLC is a lender under the Company’s credit agreement and is expected to receive customary fees in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has been prepared on the basis that the offering of the shares falls within one of the exceptions specified in Part 1 of Schedule 1 of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and accordingly there will not be a prospectus prepared or published for the purposes of the POATRs. This prospectus does not constitute a prospectus for the purposes of the POATRs.

Each underwriter has represented and agreed that it has not made and will not make an offer of shares which are the subject of this prospectus to the public in the United Kingdom except that it may make an offer:

(a)	at any time to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

(b)

at any time to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom subject to obtaining the prior consent of the relevant Manager or Managers nominated by the Issuer for any such offer; or

(c)	at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an offer of securities to the public in relation to any shares means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to buy or subscribe for the shares.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding

Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, or (ii) to an accredited investor as defined in Section 4A of the SFA pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Section 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018, or the CMP Regulations) that the shares are “prescribed capital markets products” (as defined in the CMP Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products). Any reference to any term as defined in the SFA, or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution no 160, dated 13 July 2022, as amended (“CVM resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. the trading of these securities on regulated securities markets in Brazil is prohibited.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus, and the registration statement of which this prospectus is a part, the information or documents listed below that we have filed with the SEC (File No. 001-42789):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 4, 2026;

•	our Current Reports on Form 8-K, filed with the SEC on March 3, 2026, April 3, 2026 and April 21, 2026; and

•	the description of our Common Stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Firefly Aerospace Inc., 2203 Scottsdale Drive, Leander, TX 78641, Attention: General Counsel.

You also may access these filings on our website at https://investors.fireflyspace.com. We do not incorporate the information on, or that can be accessed through, our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part thereof. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.fireflyspace.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus, and you should not consider information on our website to be part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

12,000,000 Shares

Common Stock

Goldman Sachs & Co. LLC	J.P. Morgan	Jefferies	Wells Fargo Securities

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$88,581
FINRA filing fee	96,714
Printing expenses	180,000
Legal fees and expenses	500,000
Accounting fees and expenses	75,000
Miscellaneous fees and expenses	10,000
Total	$950,295

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were, or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have entered or intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold or issued by us in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

In the three years preceding the date of this registration statement, we have made sales of the following unregistered securities:

•	Between February 2023 and January 2024, we issued and sold an aggregate of 11,159,044 shares of our Series C Preferred Stock at a purchase price of $16.0640 per share to nine (9) accredited investors.

•

Between July 2023 and August 2024, we issued Series J Preferred Stock Warrants to two (2) accredited investors, to purchase an aggregate of 646,464 shares of our Series J Preferred Stock at an exercise price of $21.1725.

•

In February 2024, we issued and sold an aggregate of 67,853 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor in exchange for a credit on the Company’s customer account with the purchaser in the amount of $1,090,000.

•

In March 2024, we issued and sold an aggregate of 5,992 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor in exchange for services rendered to the Company in the amount of $96,250.

•

In June 2023, we issued and sold an aggregate of 2,766,249 shares of our Series M Preferred Stock at a purchase price of $16.0640 per share to one (1) accredited investor as part of the consideration for the acquisition of Spaceflight, Inc.

•

Between October 2024 and April 2025, we issued and sold an aggregate of 20,850,926 shares of our Series D-1 Preferred Stock at a purchase price of $16.9213 share to forty-two (42) accredited investors.

•	In April 2025, we issued and sold an aggregate of 550,951 shares of our Series D-3 Preferred Stock at a purchase price of $18.1504 per share to one (1) accredited investor.

•	In July 2025, we issued and sold an aggregate of 2,811,065 shares of our Series D-4 Preferred Stock at a purchase price of $20.8900 per share to thirteen (13) accredited investors.

•

Between October 2024 and November 2024, we issued Common Stock Warrants to eleven (11) accredited investors, to purchase an aggregate of 1,044,707 shares of Common Stock at an exercise price of $0.9112.

•

From June 2022 through May 2025, we granted stock options to purchase an aggregate of 10,218,572 shares of Common Stock upon the exercise of options under our 2017 Plan at exercise prices per share ranging from $0.81 to $0.91, for an aggregate exercise price of approximately $8.8 million.

•	In August 2024, we issued $25 million of subordinated convertible notes to two (2) accredited investors.

•	In October 2025, in connection with the acquisition of SciTec, we issued 11,111,116 shares of Common Stock valued at approximately $555.6 million (based on an agreed price per share of $50.00).

The offers, sales, and issuances of our preferred stock and warrants described above were deemed to be exempt from registration in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act. The offers, sales, and issuances of stock options described above were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of Firefly Aerospace Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

3.2	Amended and Restated Bylaws of Firefly Aerospace Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

4.1	Description of common stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 19, 2026).

4.2	Registration Rights Agreement, dated as of August 8, 2025, by and among Firefly Aerospace Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

4.3	Form of Warrant to Purchase Series J Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 19, 2026).

5.1*	Opinion of Kirkland & Ellis LLP.

10.1	Form of Indemnification Agreement between Firefly Aerospace Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 28, 2025).

10.2+	Amended and Restated Firefly Aerospace Inc. 2017 Stock Plan, as amended through the date hereof (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 11, 2025).

10.3+	Form of Stock Option Agreement pursuant to the Amended and Restated Firefly Aerospace Inc. 2017 Stock Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 11, 2025).

10.4+	Firefly Aerospace Inc. Performance-Based, Incentive Compensation Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 11, 2025).

10.5+	Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

10.6+	Firefly Aerospace Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

10.7+	Form of Restricted Stock Unit Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 28, 2025).

10.8+	Form of Option Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 28, 2025).

10.9+	Form of Performance Stock Unit Award Agreement under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2025).

Exhibit Number	Description of Document

10.10	Director Nomination Agreement, dated as of August 6, 2025, by and among Firefly Aerospace Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

10.11	Amended and Restated Consulting Agreement, dated as of August 8, 2025, between Firefly Aerospace Inc. and AE Industrial Operating Partners, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

10.12	Credit Agreement, dated as of August 8, 2025, among Firefly Aerospace Inc., the other loan parties party thereto, the lenders and issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2025).

10.13	First Amendment to Credit Agreement, dated as of November 7, 2025, among Firefly Aerospace Inc., the other loan parties party thereto, the lenders and issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2025).

10.14	Agreement and Plan of Reorganization, by and among Firefly Aerospace Inc., Big Bend RV Merger Sub, Inc., Big Bend FW Merger Sub, LLC, SciTec, Inc., SciTec Holdco, Inc., the Sellers named therein and the Sellers’ Representative named therein, dated as of October 5, 2025 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 6, 2025).

10.15	Second Amendment to Credit Agreement dated as of April 3, 2026, among Firefly Aerospace Inc., the other loan parties party thereto, the lenders and issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 4, 2026).

10.16+	Firefly Aerospace Inc. Amended Executive Severance Plan, dated as of April 15, 2026 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2026).

10.17+	Employment Letter and Participation Agreement, dated as of April 16, 2026, by and between Firefly Aerospace Inc. and Jason Kim (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2026).

10.18+	Employment Letter and Participation Agreement, dated as of April 16, 2026, by and between Firefly Aerospace Inc. and Darren Ma (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2026).

10.19+	Employment Letter and Participation Agreement, dated as of April 16, 2026, by and between Firefly Aerospace Inc. and Ramon Sanchez (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2026).

21.1	List of Significant Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 17, 2025).

23.1*	Consent of Grant Thornton LLP, independent registered accounting firm.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Calculation of the Filing Fee Table.

+	Indicates a management contract or compensatory plan or agreement.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Park State of Texas, on May 26, 2026.

Firefly Aerospace Inc.

By:	/s/ Jason Kim
Jason Kim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Kim, Darren Ma, and Remington Wu, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Kim Jason Kim	Chief Executive Officer & Director (Principal Executive Officer)	May 26, 2026

/s/ Darren Ma Darren Ma	Chief Financial Officer (Principal Financial Officer)	May 26, 2026

/s/ Remington Wu Remington Wu	Chief Accounting Officer (Principal Accounting Officer)	May 26, 2026

/s/ Kirk Konert Kirk Konert	Director	May 26, 2026

/s/ Christopher Emerson Christopher Emerson	Director	May 26, 2026

/s/ Thomas Zurbuchen Thomas Zurbuchen	Director	May 26, 2026

/s/ Pamela Braden Pamela Braden	Director	May 26, 2026

/s/ Kevin McAllister Kevin McAllister	Director	May 26, 2026

/s/ Jon Lusczakoski Jon Lusczakoski	Director	May 26, 2026

/s/ Ryan Boland Ryan Boland	Director	May 26, 2026